UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2010

OPTICAL CABLE CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	000-27022	54-1237042
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5290 Concourse Drive Roanoke, VA		24019
(Address of principal executive offices)		(Zip Code)

(540) 265-0690

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Other Events

On March 30, 2010, Optical Cable Corporation (“OCC”) held its annual meeting of shareholders at the Green Ridge Recreation Center, 7415 Wood Haven Road, Roanoke, Virginia for the purposes of (1) electing five directors from the slate of directors nominated in accordance with OCC’s bylaws to serve until the next annual meeting of shareholders and (2) ratifying the appointment of KPMG LLP as the independent registered public accounting firm for OCC.

1. Election of Directors. Each of the following directors were elected to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. The vote regarding such directors was as follows:

Directors	Common Share Votes For	Common Share Votes Withheld
Neil D. Wilkin, Jr.	4,240,129	249,366
Randall H. Frazier	4,310,342	179,153
John M. Holland	4,306,379	183,116
Craig H. Weber	4,348,882	140,088
John B. Williamson, III	3,624,622	864,873

2. Ratification of KMPG LLP. KPMG was ratified as the independent registered public accounting firm for OCC. The vote regarding the ratification was as follows:

Number of Common Share Votes For	5,354,247
Number of Common Share Votes Against	131,322
Number of Common Share Votes Abstain	34,719
Number of Common Share Broker Non-Votes	0

No other matters were voted upon at the annual meeting of shareholders.

Item 8.01	Other Events

On March 30, 2010, Mr. Neil Wilkin, Chairman of the Board, President and CEO, announced at the annual meeting of shareholders that Optical Cable Corporation (“OCC”) has signed a commitment letter with SunTrust Bank to provide a new revolving credit facility of up to $6 million to OCC.

This new credit facility would replace OCC’s existing $3 million revolving loan with Valley Bank, which expires on May 31, 2010. Valley Bank has expressed a desire to continue a banking relationship with OCC, and at this time, OCC expects its existing real estate term loans will continue to be financed with Valley Bank.

The refinancing provided by SunTrust will consist of a new revolving credit facility of up to $6 million, subject to certain borrowing limitations. The revolving credit facility will be used to provide working capital and for general corporate purposes.

No loan documents have been executed at this time and OCC reserves the right to revoke its commitment until such time as binding loan documents have been executed by OCC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPTICAL CABLE CORPORATION

By:	/s/ TRACY G. SMITH
Name:	Tracy G. Smith
Title:	Senior Vice President and Chief Financial Officer

Dated: April 1, 2010

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